EXHIBIT 99.01


                  Oppositions Filed to Cellegy Pharmaceuticals'
                          Anogesic(R) Patent in Europe

South San Francisco, California, June 15, 2001 - Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) announced today that its European attorneys have advised the Company that two oppositions have been filed with the European Patent Office regarding Cellegy's European Patent Number 0719145B1. This patent is directed to the manufacture and use of nitroglycerin ointment and related compounds for the treatment of anal disorders, including anal fissures and various hemorrhoidal conditions. The European patent was granted to Cellegy in September 2000.

The European patent covering the Anogesic(R) product belongs to a family of patents, two of which were issued in the United States in April 1996 and December 1997. A similar patent was also issued in Canada in December 2000. Other Anogesic patents are issued or pending in other international markets.

The oppositions were filed separately, by Dr. Falk Pharma GmbH and Norgine Research, Limited, small private pharmaceutical companies located in Europe. As is not unusual in Europe, the oppositions were filed at the end of a nine-month period following issuance of the patent. The opposition process typically takes years to resolve.

"We have not yet reviewed the opposition statements filed in the European Patent Office, but we intend to vigorously defend this and our other Anogesic intellectual property. We will also proceed with our planned regulatory and commercialization strategies in Europe," said K. Michael Forrest, Cellegy's Chairman and CEO.

Cellegy Pharmaceuticals is a specialty biopharmaceutical company engaged in the development of prescription drugs and high performance skin care products. Cellegy is currently conducting a confirmatory Phase III clinical trial using Anogesic to treat pain associated with chronic anal fissures, and two clinical trials using Anogesic to treat hemorrhoids, a related condition which afflicts over nine million people in the United States alone. The Company plans to file an NDA for the Anogesic product with the FDA in the near term.

Cellegy is also developing two unique transdermal testosterone gel products. The first product, Tostrex(TM), for the treatment of male hypogonadism, a condition that can result in decreased energy and libido in men, is undergoing a Phase III clinical trial in the United States. The second product, Tostrelle(TM), for the treatment of decreased sexual energy in postmenopausal women, is undergoing an expanded Phase I/II clinical study in the United Kingdom.

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This press release contains forward-looking statements. Many factors could cause actual results to differ materially from expectations outlined herein. Among, but not limited to those factors, is that there can be no assurances that the Anogesic patent oppositions will be overturned or that the current claims will not be reduced in scope. There is no certainty that pending patents in other countries will issue or be successfully upheld. Please also see the patent section under the heading "Factors That May Affect Future Operating Results" in Cellegy's Annual Report on Form 10-K for the year ended December 31, 2000, and subsequent reports and documents that we file with the Securities and Exchange Commission.

For more information:      (650) 616-2200
                           www.cellegy.com

Company Contacts:
Richard Juelis                          K. Michael Forrest
Vice President, Finance & CFO           Chairman, President and CEO